Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 30, 2017	January 29, 2017	May 1, 2016	April 30, 2017	May 1, 2016

Net sales	$108,297	$109,831	$122,923	$218,128	$252,879

Costs and expenses:

Cost of sales	(88,140)	(86,832)	(91,636)	(174,972)	(186,156)

Gross profit	20,157	22,999	31,287	43,156	66,723

Selling, general and administrative	(10,894)	(10,871)	(11,024)	(21,765)	(23,222)

Research and development	(3,726)	(3,485)	(5,447)	(7,211)	(11,148)

Operating income	5,537	8,643	14,816	14,180	32,353

Gain on sale of investment	-	-	-	-	8,785

Other income (expense), net	(3,622)	(2,083)	(2,989)	(5,705)	(2,111)

Income before income taxes	1,915	6,560	11,827	8,475	39,027

Income tax (provision) benefit	(431)	(2,050)	2,326	(2,481)	(1,374)

Net income	1,484	4,510	14,153	5,994	37,653

Net Loss (income) attributable to noncontrolling interests	313	(2,564)	(2,299)	(2,251)	(4,797)

Net income attributable to Photronics, Inc. shareholders	$1,797	$1,946	$11,854	$3,743	$32,856

Earnings per share:
Basic	$0.03	$0.03	$0.18	$0.05	$0.49

Diluted	$0.03	$0.03	$0.16	$0.05	$0.44

Weighted-average number of common shares outstanding:
Basic	68,426	68,176	67,372	68,301	67,090

Diluted	69,385	69,169	77,516	69,277	78,326